Exhibit 99.2
Abercrombie & Fitch
July 2008 Sales Release
Call Script
This is Brian Logan, Vice President Investor Relations and Controller of Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended August 2, 2008.
Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended August 2, 2008, were $303.1 million compared to $296.4 million for the four-week period ended August 4, 2007. Total Company direct-to-consumer net sales increased to $18.3 million for the four-week period ended August 2, 2008, a 14% increase over sales for the four-week period ended August 4, 2007. July comparable store sales decreased 7%.
By brand, Abercrombie & Fitch comparable store sales were up 1%. Men’s comps were up by a mid teen; women’s comps were down by a high single digit. Transactions per store per week decreased 6%; average transaction value increased 9%.
In abercrombie, comparable store sales were down 15%. Boys comps were down by a high single digit; girls comps were down by a high teen.

Abercrombie & Fitch
July 2008 Sales Release
Call Script
Transactions per store decreased 19%; average transaction value increased 2%.
Hollister comparable store sales were down 11%. Dudes comps were up by a mid single digit; Bettys comps were down by a mid teen. Transactions per store decreased 17%; average transaction value increased 3%.
RUEHL comparable store sales were down 25%. Men’s comps were down a high single digit; women’s comps were down by mid thirties. Transactions per store decreased 42%; average transaction value increased 13%.
From a merchandise classification standpoint across all brands, strongest performing masculine categories included, knit tops, shorts, fragrance and jeans, while graphic tees were weakest. In the feminine businesses, jeans were strongest; while knit tops, fleece and woven pants were weakest.
Comps were strongest in flagship stores and US-based “tourist” stores. On a regional basis, excluding flagship and tourist stores, comps were strongest in the Southwest and weakest in the Midwest.

Abercrombie & Fitch
July 2008 Sales Release
Call Script
Based upon lower than expected July sales, the Company now expects earnings per diluted share for the first half of the year of $1.55, which includes $0.01 related to charges associated with the departure of a senior executive.
The Company will release its second quarter results on Friday, August 15, 2008, prior to the open of the market followed by a conference call at 8:30am Easter Time. At that time, the Company will provide additional information about its second quarter results and will give guidance on the second half of the fiscal year. To listen to the conference call, dial (800) 811-0667 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 981-4901. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820, followed by the conference ID number 7331496 or through www.abercrombie.com. Thank You.

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